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                                EXHIBIT 2(a)





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                        AMENDMENT NO. 1 TO AGREEMENT AND
                             PLAN OF REORGANIZATION
                                 BY AND BETWEEN
                          CHARTER FEDERAL SAVINGS BANK
                                      AND
                           FIRST AMERICAN CORPORATION

                    This Amendment No. 1 ("Amendment") to the Agreement and Plan of Reorganization By and Between Charter Federal Savings Bank ("Charter") and First American Corporation ("FAC") dated as of May 17, 1995 ("Agreement"), is made and entered into as of October 11, 1995.

                              W I T N E S S E T H:

                    WHEREAS, FAC and Charter have previously entered into the Agreement; and

                    WHEREAS, since the execution of the Agreement, Charter has filed a lawsuit in the United States Court of Federal Claims ("Claims Court") against the United States Government ("United States") seeking damages for breach of contract and unlawful taking of property arising out of the revocation by the United States of Charter's right to treat supervisory goodwill as an asset for regulatory capital purposes ("Goodwill Lawsuit"); and

                    WHEREAS, the United States Court of Appeals for the Federal Circuit subsequently ruled in favor of a litigant in a goodwill lawsuit; and

                    WHEREAS, Charter desires that the amount of consideration to be distributed to Charter stockholders be adjusted to take into consideration the potential recovery of damages in the Goodwill Lawsuit, and in consideration of FAC's agreement to so adjust such consideration, Charter has agreed to the deletion of its right under Section 10.1(h) of the Agreement to terminate the Agreement if the FAC Market Value is above $43.50; and

                    WHEREAS, Charter and FAC wish to clarify in certain other provisions of the Agreement their mutual intention to proceed expeditiously with the transactions contemplated by the Agreement;

                    NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
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                    1.  Capitalized Terms.  Capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Agreement.

                    2. Effect of Amendment. This Amendment shall become effective as of the date hereof. Except as expressly provided herein, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

                    3. Additional Defined Terms. The capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                    "Charter Stockholders" shall mean the holders of record of shares of Charter Common Stock as of the Effective Time, except for shares of Charter Common Stock to be canceled pursuant to Section 3.3 of the Agreement.

                    "Goodwill Litigation" shall mean Charter Federal Savings Bank v. United States, Civil Action No. 95-513C, filed on August 7, 1995, in the United States Court of Federal Claims, in which Charter alleges that the United States breached certain contractual commitments regarding the computation of its regulatory capital and deprived Charter of certain of its property rights without just compensation in violation of the United States Constitution.

                    "Goodwill Litigation Recovery" shall mean the sum of the cash payments, if any, actually received by Charter or its successor during the period beginning on the Effective Time and ending on the fifth anniversary of the Effective Time, in respect of the Goodwill Litigation pursuant to a final, nonappealable judgment in, or final settlement of, the Goodwill Litigation.

                    "Net Goodwill Litigation Recovery" shall mean the excess, if any, of the Goodwill Litigation Recovery over the sum of -- (i) the aggregate expenses incurred from May 17, 1995 in prosecuting the Goodwill Litigation including, without limitation, legal and accounting fees and disbursements and the fees and expenses of any agents employed in connection with the Goodwill Litigation; (ii) the expenses incurred by FAC in connection with the preparation and negotiation of this Amendment, including, without limitation, legal and accounting fees and disbursements and the fees and expenses of any agents employed in connection therewith; and (iii) the product of (a) the excess of
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the Goodwill Litigation Recovery over the aggregate expenses incurred in prosecuting the Goodwill Litigation, and (b) the sum of the highest corporate federal income tax rate in effect for any year in which a payment constituting a Goodwill Litigation Recovery is received and the highest corporate Virginia income tax rate in effect for any such year.

                    "Per Share Recovery Ratio" shall mean the number of shares of FAC Common Stock obtained by dividing (A) by (B), where (A) equals 50% of Net Goodwill Litigation Recovery divided by the number of shares of Charter Common Stock issued and outstanding immediately prior to the Effective Time, and (B) equals the average per share closing price of FAC Common Stock on The NASDAQ Stock Market, as reported in The Wall Street Journal, on the date of receipt by Charter of the last payment constituting Goodwill Litigation Recovery.

                    For example, if the Net Goodwill Litigation Recovery is $5,000,000, the number of shares of Charter Common Stock issued and outstanding immediately prior to the Effective Time is 2,000,000, and the value of one share of FAC Common Stock on the date of receipt by Charter of the last payment constituting Goodwill Litigation Recovery is $45.00, then the Per Share Recovery Ratio would be 0.0278.

                    4.  Control of Litigation.

                    FAC, as the owner of Charter as a wholly owned subsidiary after the Effective Time, shall have sole and exclusive direction and control of the conduct of the Goodwill Litigation and in its discretion may, among other things, dispose of the Goodwill Litigation in a manner that does not result in any cash or other recovery. The Charter Stockholders will not have any rights to receive payment in respect of the Goodwill Litigation except to the extent expressly provided in the Agreement, as amended hereby.

                    5. Contingent Consideration. The following Section 3.1A is hereby added immediately after Section 3.1 and immediately before Section
3.2 of the Agreement:

                           3.1A  Contingent Consideration.  (a)  Subject to
                    paragraph (b) of this Section 3.1A, in addition to the shares of FAC Common Stock to be issued in exchange for shares of Charter Common Stock pursuant to the provisions of
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                    Section 3.1(c) of this Agreement, each Charter Stockholder shall be entitled to receive an additional number of shares of FAC Common Stock, rounded down to the nearest number of whole shares, equal to the product of the number of shares of Charter Common Stock held by such Charter Stockholder immediately prior to the Effective Time and the Per Share Recovery Ratio. Shares of FAC Common Stock, if any, described in this Section 3.1A are hereinafter referred to as "Contingent Shares." In the event that the circumstances described in paragraph (b) of this Section 3.1A arise, then each Charter Stockholder shall be entitled to receive the consideration described in such paragraph
                    (b), if any, in lieu of any FAC Common Stock.

                                  (b)  In the event that (i) a consolidation,
                    merger or acquisition of FAC with, into or by another corporation ("Acquiror"), other than a transaction pursuant to which FAC is the surviving entity and which does not result in a reclassification of the outstanding shares of FAC Common Stock into shares of other stock, cash or other securities or property has been consummated prior to the fifth anniversary of the Effective Time, and (ii) the last payment constituting Goodwill Litigation Recovery is received after the consummation of a transaction described in (i) above but before the fifth anniversary of the Effective Time, then each Charter Stockholder shall be entitled to receive, at the election of Acquiror, either cash or shares of the Acquiror's capital stock, or a combination of cash and shares of the Acquiror's capital stock, having a value equaling the product of (A) fifty percent (50%) of Net Goodwill Litigation Recovery divided by the number of shares of Charter Common Stock issued and outstanding immediately prior to the Effective Time and (B) the number of shares of Charter Common Stock held by such Charter Stockholder immediately prior to the Effective Time ("Acquiror Consideration"); provided, however, that no Acquiror Consideration shall be distributable to the Charter Stockholders unless the aggregate value of such Acquiror Consideration would equal or exceed the product of Two Dollars ($2.00) and the number of shares of Charter Common Stock issued and outstanding immediately prior to the
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                    Effective Time.  To the extent that any Acquiror
                    Consideration is paid in Acquiror capital stock, such stock will be valued based on the last reported sales price per share or average per share closing price of such stock as reported in The Wall Street Journal on the date of receipt by Charter of the last payment constituting Goodwill Litigation Recovery.

                                  (c)  Notwithstanding any other provision of
                    this Agreement --

                           (i) under no circumstances shall the total number of Contingent Shares to be issued to Charter Stockholders pursuant to Section 3.1A(a), if any, exceed the number of shares of FAC Common Stock issued pursuant to the provisions of Section 3.1(c) (the "Maximum Number"); in the event the number of Contingent Shares would, absent the provisions of this Section 3.1A(c), exceed the Maximum Number, the number of Contingent Shares to be distributed to each Charter Stockholder shall be equal to the product of the Maximum Number and a fraction, the numerator of which is the number of shares of Charter Common Stock held by such Charter Stockholder immediately prior to the Effective Time and the denominator of which is the total number of shares of Charter Common Stock held by all Charter Stockholders immediately prior to the Effective Time; and

                           (ii) under no circumstances shall the total value of Acquiror Consideration to be distributed to Charter Stockholders pursuant to Section 3.1A(b), if any, have an aggregate value in excess of the product of
                           (A) the number of shares of FAC Common Stock issued pursuant to the provisions of Section 3.1(c) and (B) the last reported sales price of one share of FAC Common Stock as reported in The Wall Street Journal on the date of the Effective Time (the "Maximum Value"); in the event that the total value of Acquiror Consideration would, absent the provisions of this Section 3.1A(c), exceed the Maximum Value, the amount of Acquiror Consideration to be distributed to each Charter
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                           Stockholder shall be equal to the product of the
                           Maximum Value and a fraction, the numerator of which is the number of shares of Charter Common Stock held by such Charter Stockholder immediately prior to the Effective Time and the denominator of which is the total number of shares of Charter Common Stock held by all Charter Stockholders immediately prior to the Effective Time.

                                  (d)  The contingent consideration provided
                    under this Section 3.1A shall not be transferable, assignable or alienable, except by will or the laws of descent and distribution, until such time as the Contingent Shares or Acquiror Consideration, if any, have been issued or distributed. Any attempt by a Charter Stockholder to assign any rights to receive Contingent Shares or Acquiror Consideration shall be null and void.

                                  (e)  Contingent Shares or Acquiror
                    Consideration, if any, shall be distributed to Charter Stockholders pursuant to the rules and provisions of
                    Section 4.1(b) and Section 4.1(c).

                                  (f)  Notwithstanding any other provision of
                    this Agreement, the provisions of Section 3.4 of this Agreement shall apply only to shares of FAC Common Stock received in exchange for shares of Charter Common Stock pursuant to the provisions of Section 3.1(c) of this Agreement. No fractional shares of FAC Common Stock or Acquiror capital stock shall be distributed pursuant to the provisions of this Section 3.1A and no cash shall be paid in lieu thereof. Rather, the number of Contingent Shares or shares of Acquiror capital stock to be distributed to each Charter Stockholder shall be rounded down to the nearest whole number of shares.

                                  (g)  Charter Stockholders will not be
                    entitled to dividends, voting rights, or any other rights as stockholders with respect to any shares of stock prior to the issuance of such shares, if any, pursuant to this
                    Section 3.1A.

                    6.  Procedures.
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                    a.  Section 4.1 of the Agreement is hereby redesignated as subsection (a) of Section 4.1 of the Agreement. All references to "Section 3.1" in subsection (a) of Section 4.1 are hereby amended to read "Section 3.1(c)."

                    b.  New subsections (b) and (c) are hereby added to Section
4.1 of the Agreement as follows:

                           (b) Within forty-five (45) days of receipt by Charter of the last payment constituting Goodwill Litigation Recovery, FAC or Acquiror shall issue and deliver the Contingent Shares or Acquiror Consideration to a transfer agent to be designated by FAC or Acquiror (the "Transfer Agent").

                           (c) Within twenty (20) days of receipt by Charter of the last payment constituting Goodwill Litigation Recovery, the Transfer Agent shall mail to each Charter Stockholder at the address shown for such stockholder on Charter's books and records at the Effective Time such blank documentation and related certificates and materials as may be necessary in the reasonable judgment of the Transfer Agent to ensure the delivery of the Contingent Shares or Acquiror Consideration to the Charter Stockholders and to ensure compliance with all applicable laws and regulations. Within thirty (30) days after the Transfer Agent has received all required documentation from a Charter Stockholder, properly completed in form and substance satisfactory to the Transfer Agent, the Transfer Agent shall cause the delivery to such Charter Stockholder of his, her or its Contingent Shares or Acquiror Consideration. Notwithstanding any other provision of this Agreement, neither FAC, Acquiror, the Surviving Bank, the Exchange Agent nor the Transfer Agent shall be liable to a holder of Charter Common Stock or FAC Common Stock, as the case may be, for any property, including any Contingent Shares or Acquiror Consideration delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                    7. Rights of Former Charter Stockholders. The reference to Section 3.1 in Section 4.2 of the Agreement is hereby modified to refer to
Section 3.1(c).
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                    8.  Environmental Matters.  The penultimate sentence of
Subparagraph (b)(i) of Section 7.1 of the Agreement is hereby deleted in its entirety.

                    9.  Affirmative Covenants of Charter.

                    a. Section 7.1(b) is hereby amended by adding a parenthetical phrase to the lead-in language thereof so that the lead-in reads as follows:

                    (b) Charter agrees to take or cause to be taken commencing as soon as practicable following the execution of this Agreement, and continuing thereafter as appropriate (and in the case of (ii) and (iii) such obligations shall not be fully implemented until the day prior to the Effective
                    Time), the following affirmative actions prior to the Effective Time:

                    b. The last sentence of Section 7.1(f) is hereby amended by inserting the following words at the end thereof:

                    and in no event until the day prior to the Effective Time.

                    10. Tax Matters. The following new Section 8.8 is inserted in substitution of Section 8.8 of the Agreement:

                    The Parties agree to use their reasonable efforts to obtain a written opinion of Arnold & Porter reasonably acceptable to the Parties to the effect that, for federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) to the extent Charter Common Stock is exchanged in the Merger for FAC Common Stock (including any Contingent Shares) no gain or loss will be recognized by the stockholders of Charter except to the extent any Contingent Shares constitute a payment of interest (including imputed interest), (iii) gain or loss, if any, will be recognized by Charter Stockholders upon their receipt of cash in lieu of fractional shares of FAC Common Stock, and (iv) each of Charter, FAC, and Charter Interim will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions,
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                    counsel shall be entitled to rely upon representations of
                    officers of Charter and FAC reasonably satisfactory in form and substance to such counsel. The Parties understand that
                    (i) Arnold & Porter's opinion will be premised on, among other things, the assumption that any consideration paid pursuant to Section 3.1A will consist solely of FAC Common Stock, and (ii) if any consideration paid pursuant to
                    Section 3.1A is not FAC Common Stock, then the Merger may not qualify as a reorganization within the meaning of
                    Section 368(a) of the Internal Revenue Code. Except for any action that may be taken relating to the provisions of
                    Section 3.1A (or any provision of this Agreement related to the implementation of the provisions of Section 3.1A), each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

                    11.  Deletion of Certain Termination Rights.  Subparagraphs
(g) and (h) of Section 10.1 of the Agreement are hereby deleted in their entirety.

                    12. Non-Survival of Representations and Covenants. The following sentence shall be added at the end of Section 10.3 of the Agreement:

                    Without limiting the generality of the foregoing, Sections 3.1A and 4.1 of this Agreement, as amended, shall survive the Effective Time.

                    13. Expenses. The last sentence of Section 11.2 of the Agreement is hereby deleted in its entirety.

                    14. November 30, 1995 Closing. FAC and Charter each agree to use its best efforts to cause the Merger to become effective by December 1, 1995, and Charter agrees with FAC that, if all conditions precedent specified in Article Nine of the Agreement have been satisfied by November 30, 1995, the Closing of the Merger will take place on November 30, 1995, and the Merger and other transactions contemplated by the Agreement shall become effective on December 1, 1995, or as soon thereafter as practicable.
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                    15.  Plan of Merger.  The Plan of Merger to be entered into as of the Effective Time shall contain provisions consistent with the Agreement, as amended hereby.

                    IN WITNESS WHEREOF, each of FAC and Charter has caused this Amendment to be executed on its behalf and its corporate seal to be hereunto affixed and attested thereunto by its authorized officer as of the day and year first above written.


ATTEST:                                CHARTER FEDERAL SAVINGS BANK


By:/s/ Katherine L. Hale               By:/s/ Cecil R. McCullar
   ---------------------                  -------------------------
   Secretary                              Cecil R. McCullar
                                          President and Chief
                                            Executive Officer


[CORPORATE SEAL]


ATTEST:                                FIRST AMERICAN CORPORATION


By:/s/ Mary Neil Price                 By: /s/ Dennis C. Bottorff
   ---------------------                   ------------------------
   Assistant Secretary                     Dennis C. Bottorff
                                           Chairman of the Board
                                             and Chief Executive
                                             Officer


[CORPORATE SEAL]